Exhibit 21.1

Subsidiaries of OneSpaWorld Holdings Limited

Subsidiary	Jurisdiction
Dory Intermediate LLC	Delaware
Dory Acquisition Sub, Ltd.	Bahamas
Dory Acquisition Sub, Inc.	Delaware
Haymaker Acquisition Corp.	Delaware
OneSpaWorld LLC	Delaware
Steiner Spa Asia Limited	Bahamas
Steiner Spa Limited	Bahamas
OneSpaWorld Marks Limited	Bahamas
Mandara Spa (Hawaii), LLC	Florida
Florida Luxury Spa Group, LLC	Florida
OneSpaWorld U.S., Inc.	Florida
Steiner Spa Resorts (Nevada), Inc.	Florida
Steiner Spa Resorts (Connecticut), Inc.	Florida
Steiner Resort Spas (California), Inc.	California
OneSpaWorld Resort Spas (North Carolina), Inc.	Florida
OSW SoHo LLC	Florida
OSW Distribution LLC	Florida
World of Wellness Training Limited	United Kingdom
London Wellness Academy Training and Recruitment (Jamaica) Limited	Jamaica
LWA Training and Recruitment Private Limited	India
STO Italy S.r.l.	Italy
One Spa World LLC	Florida
Mandara Spa Services LLC	Delaware
OneSpaWorld Limited	Cayman Islands
OneSpaWorld (Bahamas) Limited	Bahamas
OneSpaWorld Medispa LLC	Delaware
OneSpaWorld Medispa Limited	Cayman Islands
OneSpaWorld Medispa (Bahamas) Limited	Bahamas
Mandara Spa (Cruise I), LLC	Delaware
Mandara Spa (Cruise II), LLC	Delaware
Mandara Spa LLC	Delaware
Mandara Spa Puerto Rico, Inc.	Puerto Rico
Mandara Spa (Bahamas) Limited	Bahamas
Mandara Spa Aruba N.V.	Aruba
Mandara Spa Asia Limited	British Virgin Islands
PT Mandara Spa Indonesia	Indonesia
Spa Services Asia Limited	British Virgin Islands
Mandara Spa Palau	Palau
Mandara Spa (Malaysia) Sdn. Bhd.	Malaysia
Mandara Spa Ventures International Sdn. Bhd.	Malaysia
Mandara Spa Company Limited	Thailand
Spa Partners (South Asia) Limited	British Virgin Islands
Mandara Spa (Maldives) PVT LTD	Maldives

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Medispa Limited	Bahamas

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